UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐ Preliminary information statement

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       ☒ Definitive information statement

GREENBOX POS

(Name of Registrant as specified in Its Charter)

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GREENBOX POS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

HELD BY MAJORITY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF GREENBOX POS:

NOTICE IS HEREBY GIVEN to you as a stockholder of record of GreenBox POS, a Nevada corporation (“we,” “us,” and “our” each refers to GreenBox POS), that a Majority Written Consent in Lieu of an Annual Meeting of Stockholders (the “Written Consent”) has been executed and will be effective 20 calendar days from the date of mailing this Information Statement to you.  The Written Consent authorizes the following corporate actions:

1)

To approve the re-election of two members of the Board of Directors (the “Board”), each to hold office until the election and qualification of his successor, or until his earlier death, removal, or resignation;

2)	To approve and ratify the selection of BF Borgers, CPA, PC, as our independent auditors for the fiscal year ending December 31, 2020; and

3)	To approve adoption of our 2020 Stock Option Plan adopted by the Board on June 19, 2020 (the “2020 Stock Option Plan”).

The required consent of at least a majority of the votes allocated to our voting shares was given for each of the actions listed above.

The Board believes it would not be in the best interests of our company and our stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions.  Based on the foregoing, the Board has determined not to call an Annual Meeting of Stockholders, and none will be held this year. The Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2020 for the fiscal year ended December 31, 2019 (our “Annual Report”) is incorporated herein by reference.

A majority of the stockholders by written consent has fixed the close of business on September 9, 2020 as the record date (the “Record Date”) for the determination of stockholders who are entitled to receive this Information Statement, which is expected to be first mailed on or about October 15, 2020. Stockholders are not entitled to dissenter’s rights of appraisal with respect to any of the matters being authorized under the Nevada Revised Statutes, our Articles of Incorporation, or our Bylaws with respect to any matters being authorized.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

GREENBOX POS

8880 Rio San Diego Drive, Suite 102 San Diego, CA 92108

This Information Statement is being furnished on or about October 15, 2020, by the Board of Directors (the “Board”) of GreenBox POS, a Nevada corporation (“we,” “us,” and “our” each refers to GreenBox POS) to the holders of record of our issued and outstanding common stock, par value $0.001, (“Common Stock” or “Voting Shares”) as of the close of business on September 9, 2020 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On June 19, 2020 and September 9, 2020, the Board deemed it in our best interests to take the actions listed below:

1)

To approve the re-election of two members of the Board of Directors (the “Board”), each to hold office until the election and qualification of his successor, or until his earlier death, removal, or resignation;

2)	To approve and ratify the selection of BF Borgers, CPA, PC, as our independent auditors for the fiscal year ending December 31, 2020; and

3)	To approve adoption of our 2020 Stock Option Plan adopted by the Board on June 19, 2020 (the “2020 Stock Option Plan”).

We are also providing notice to our stockholders that certain of our stockholders took action on September 9, 2020, and as described below by Majority Written Consent in Lieu of an Annual Meeting of Stockholders, a copy of which is attached hereto as Exhibit A (the “Written Consent”). The purpose of this Information Statement is to inform holders of Voting Shares that the Board considers the following actions to be in the best interests of us and our stockholders and that a majority of the votes allocated to the Voting Shares has taken the following actions by the Written Consent to be effective 20 calendar days from the date of mailing this Information Statement to you.

As of the Record Date, there were 181,873,476 shares of Common Stock outstanding, with one vote per share.

Under Section 78.320 of the Nevada Revised Statutes, the written consent of stockholders holding a majority of the voting power allocated to our Voting Shares may be substituted for an annual meeting of the stockholders. Based on the foregoing and in order to eliminate the costs involved in holding an annual meeting, the Board has determined not to call an Annual Meeting of Stockholders and none will be held this year. A copy of our Annual Report on Form 10-K filed on May 15, 2020 for the fiscal year ended December 31, 2019, including audited consolidated financial statements (our “Annual Report”), accompanies this Information Statement.

We will only deliver one copy of this Information Statement and our Annual Report to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and our Annual Report and any future Annual Reports and Information Statements to any security holder at a shared address to which a single copy of this Information Statement and our Annual Report was delivered, or deliver a single copy of this Information Statement, our Annual Report, and any future Annual Reports and Information Statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to our Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the votes allocated to the Common Stock is required to effect the action described herein. As of the Record Date, there were 181,873,476 shares of Common Stock issued and outstanding with one vote each, of which 92,755,473 votes were required to pass any stockholder resolutions.

The consenting stockholders, (the “Consenting Stockholders”), were the collective record owners of Common Stock outstanding as of September 9, 2020 with 124,735,244 votes, which represented 68.6% of the votes allocated to the issued and outstanding common shares as of that date. Pursuant to the Nevada Revised Statutes, the Consenting Stockholders voted in favor of the actions described herein by the Written Consent. There are no cumulative voting rights. No consideration was paid for the consent. The Consenting Stockholders’ affiliations with us and beneficial holdings are set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock owned of record and beneficially by (i) each of our named executive officers and directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all directors and officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 calendar days of the date of this Information Statement.

Unless otherwise indicated below, we believe that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite the stockholder’s name. All calculations are based on 181,873,476 shares of Common Stock outstanding as of the Record Date. Unless otherwise indicated below, the address of each beneficial owner is c/o GreenBox POS, 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Ben Errez, Executive Vice President, Principal Financial Officer & Director(1)	125,235,244	68.7%
Fredi Nisan, CEO & Director(2)	125,235,244	68.7%
Lindsey Lee, Secretary, General Counsel(3)	121,154	*
All officers and directors as a group (three persons)	125,856,398	68.8%
GreenBox POS LLC	124,735,244	68.6%
Kenneth Haller(4)	17,525,000	9.6%

* Less than 1%

(1) Consists of 124,735,244 shares of common stock in the name of GreenBox LLC (“PrivCo”) over which Errez has voting power and control and 500,000 stock options exercisable at $0.065 per share through June 24, 2025.

(2) Consists of 124,735,244 shares of common stock in the name of PrivCo over which Nisan has voting power and control and 500,000 stock options exercisable at $0.065 per share through June 24, 2025.

(3) Consists of 121,154 stock options exercisable at $0.065 per share through June 24, 2025.

(4) Includes 500,000 stock options exercisable at $0.065 per share through June 24, 2025.

ITEM 1 – ELECTION OF DIRECTORS

GENERAL

Pursuant to our Articles of Incorporation, the holders of our Common Stock may elect our directors. All nominees have advised us that they are able and willing to serve as directors until the 2021 Annual Meeting or until their respective successors are elected and qualified. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director, an officer, or a nominee. All directors are elected to hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified.

Nominating Procedures to the Board of Directors

There have been no changes to the procedures by which our security holders may recommend nominees to our board of directors.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” None of our directors are independent as defined under the Nasdaq Marketplace Rules.

The Board has no standing audit, nominating, or compensation committee and acts as its own audit, nominating, and compensation committees as it believes that the functions of such committees can be adequately performed by the Board. All members of the Board participate in the consideration of director nominees and of executive officer and director compensation.

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board believes that we and our stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills, and availability of directors and the Chief Executive Officer as well as other circumstances. We apply the definition of “independent director” provided under the Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”). Under Nasdaq rules, the Board has considered all relevant facts and circumstances regarding our directors and has determined that none of the directors serving on the Board is independent of us under Nasdaq rules. The Board is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes.

The Board has not formally established any criteria for Board membership. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. In conducting this assessment, the Board considers skills, knowledge, diversity, experience, and such other factors as it deems appropriate given the current needs of the Board and us, to maintain a balance of knowledge, experience, and capability.

The Board does not have a formal process for stockholders to send communications to the Board, including recommendations of director candidates. The names of all of our directors are available in this Information Statement. Given the infrequency of stockholder communications to the Board, and given that the majority of our Common Stock is held by our directors, the Board does not believe a formal process is necessary. The Board will consider, from time to time, whether adoption of a formal process for such stockholder communications has become necessary or appropriate. Director nominations and other communications may be submitted by a stockholder by sending such communications to any member of the Board care of us at 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108 marked to the attention of an individual director’s name or to the Chairman of the Board.

The Board reviews the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board has not adopted a formal policy and did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board as a whole. Moreover, the Board considered each nominee’s overall service to us during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to our matters, as well as the individual experience of each director noted within their biographies below.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and current positions of our executive officers and directors. The directors were elected by the Written Consent. Our executive officers were appointed by our Board. Our directors serve until the earlier occurrence of the election of his successor at the next meeting of stockholders, death, resignation, or removal by the Board.

Name	Age	Positions
Ben Errez	59	Chairman of the Board of Directors Executive Vice President Principal Financial Officer
Fredi Nisan	38	Director and Chief Executive Officer
Lindsey Lee	36	Secretary and VP of Corporate and Legal Affairs

Terms of Office

Our Board currently consists of two directors, each of whom is elected annually either at an annual meeting of our stockholders or through the affirmative vote of the holders of a majority of our Voting Shares in lieu of a meeting.  Each director will continue to serve as a director until such director’s successor is duly elected and qualified or until their earlier resignation, removal, or death.

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Ben Errez, Chairman of the Board of Directors, Executive Vice President, Principal Financial Officer

Ben Errez’s (“Errez”) past positions have included positions at large companies like Microsoft and Intel. He has brought this expertise to lead us into the forefront of the blockchain-based financial software, services, and hardware market.

Errez was one of the early managers of Microsoft in 1991. From 1991 to 2004, he served as Software Development Lead for the Microsoft International Product Group. He led the International Microsoft Office Components team (Word, Excel, PowerPoint) in design, engineering, development, and successful deployment. He also served as Executive Representative of Microsoft Office and was a founding member of the Microsoft Trustworthy Computing Forum, both within the company and internationally. Errez co-authored the first Microsoft Trustworthy Computing Paper on Reliability. At Microsoft, Errez was responsible for the development of the first Microsoft software translation Software Development Kit (“SDK”) in Hebrew, Arabic, Thai, and Simplified Chinese, as well as the development of the first bidirectional extensions to Rich Text Format (“RTF”) file format, all bidirectional extensions in text converters for Microsoft Office, and contributed to the development of the international extensions to the Unicode standard to include bidirectional requirements under the World Wide Web Consortium (“W3C”).

In 2004, Errez transitioned into the world of consulting, forming the start-up, IHC Capital, where he held the position of Principal Consultant from founding to the present date, through which he advises clients in the South Pacific region with market capitalizations ranging from $50 million to $150 million on matters such as commerce, security, reliability, and privacy.

In 2017, immediately before partnering with Fredi Nisan to launch GreenBox, Errez was asked to take over the Microsoft Alumni Network for the Southern California region as a regional director. Errez has been a principal of GreenBox since its inception in 2017.

Fredi Nisan, Director, Chief Executive Officer

Fredi Nisan’s (“Nisan”) career in technology began during his years of service in the Israeli Defense Forces, where he served as IT Manager for all of Israel’s Northern Bases. After serving in the military, Nisan opened and operated a computer hardware store before becoming the Inventory Operations Manager for Zicon Israel in 2005, a hardware and software producer. At Zicon, he supervised inventory operations, worked on quality controls for motherboards and chips, and educated customers on software and hardware product functionality. Subsequently, Nisan moved to the United States, where he worked for One Coach, in San Diego, California, as a business coach. One Coach specializes in customized growth solutions for small business owners, including the latest strategies for sales, internet marketing, branding, and ROI. Nisan was consistently ranked as the top salesperson for small business coaching while working with One Coach.

In 2010, Nisan launched Brava POS, where he served as President until 2015. Brava POS provided point of sale (“POS”) systems for specialty retail companies. Nisan developed software to provide clients with solutions for issues ranging from inventory management to payroll to processing high volume transactions in the form of a cloud-based POS system. This system had the capability to manage multiple stores with centralized inventory and process sales without an internet connection, and oﬀered a secure login for each employee, as well as including advanced inventory management and reporting, plus powerful functionality for its end users.

In 2016, Nisan founded Firmness, LLC. Through Firmness, Nisan created “QuickCitizen,” a software program that simpliﬁes the onboarding process for new clients of law ﬁrms specializing in immigration issues. The QuickCitizen software significantly reduced law firms onboarding processing time from more than three hours to approximately 15 minutes. Nisan has been a principal of GreenBox since its August 2017 inception. In January 2018, Firmness sold QuickCitizen to GreenBox (see QuickCitizen Acquisition, included in Transactions with Related Persons below).

Lindsey Lee – Secretary, VP Corporate and Legal Affairs

Lindsey Lee (“Lee”) began her legal career in copyright litigation. Prior to joining us in June 2019, Lee served as in-house counsel for two globally recognized archetypal brands. Following admission to the California Bar, she set roots in-house at an iconic international media company in Los Angeles, California, where she oversaw all in-house legal matters including development, production, and clearances for television, radio, and digital platforms.

In 2015, Lee moved to San Diego, California where she served as in-house counsel for LG Electronics U.S.A., Inc., There she advised various LG divisions and subsidiaries on day-to-day operations, corporate affairs, marketing, advertising, intellectual property issues, and regulatory compliance including data privacy and cybersecurity. She managed and oversaw various complex litigation matters and contract negotiations. She advised the global mobile division on emerging trends, regulatory updates, and best practices governing data privacy and cybersecurity.

Conflicts of Interest – General

There can be no assurance that management will resolve all conflicts of interest in favor of us.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts, and corporate opportunity, involved in participation with such other entities. Consequently, there are potential inherent conflicts of interest in their acting as our officers and directors. Insofar as the officers are engaged in other business activities, management anticipates that officers will devote approximately 40 hours per week to our affairs.

Conflicts of Interest – Corporate Opportunities

Presently, there is no requirement included in our Articles of Incorporation, Bylaws, or minutes which provides that our officers and directors must disclose business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose any business opportunities brought to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his or her involvement as an officer and/or director of another company. We have no intention of merging with or acquiring an affiliate, associated person, or business opportunity from any affiliate or any client of any such person.

Code of Ethics

We have not previously adopted a Code of Ethics due to the small number of officers and employees and the size of our operations. It is anticipated that during 2020 we will adopt a Code of Ethics that applies to our directors and executive officers serving in any capacity, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Involvement in certain legal proceedings

During the past five years, none of our officers or directors has been a party to or executive officer of an entity that has filed any bankruptcy petitions. During the past five years, none of our officers or directors have been convicted or been a named subject of any pending criminal proceedings. During the past five years, none of our officers or directors has been held to have violated any state or federal securities laws or any federal commodities law or otherwise have been subject to any order, judgment, or decree not subsequently reversed, suspended, or vacated permanently enjoining such officer or director from the activities enumerated in Regulation S-K Item 4.01(f)(3).

MEETINGS OF THE BOARD

The Board held five meetings by teleconference from January through December 2019. All directors attended 100% of such meetings of the Board. Although the Board has not adopted a formal policy, all directors are expected to attend each annual meeting of stockholders.

EXECUTIVE COMPENSATION

Executive and Director Compensation

All decisions regarding compensation for our executive officers and executive compensation programs are reviewed, discussed, and approved by the Board.  All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual’s contributions to our success, any significant changes in role or responsibility, and internal equity of pay relationships.

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2019 and 2018 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)*	Stock Awards	Price per Share	Stock Awards ($)	Total ($)
Ben Errez, Executive Vice President, Principal Financial Officer	2019 2018	200,000 206,655	-0- -0-	N/A N/A	-0- -0-	200,000 206,655
Fredi Nisan, Chief Executive Officer	2019 2018	200,000 206,157	-0- -0-	N/A N/A	-0- -0-	200,000 206,157

* Errez and Nisan were paid as consultants in 2018 and as employees in 2019.

Option/Stock Appreciation Grants in Fiscal Year Ended December 31, 2019

We had no equity compensation plan as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End Table

We had no outstanding equity awards as of December 31, 2019.

Employment/Consulting Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into employment agreements or other compensation agreements with our executive officers. All employee contracts are “at will.”

Director Compensation

In 2019, we did not separately compensate our directors for their service on the Board.

TRANSACTIONS WITH RELATED PERSONS

QuickCitizen Acquisition

On or about January 18, 2018, we purchased QuickCitizen, a client interfacing charge card platform, from Firmness, LLC (“Firmness”), an affiliated company, which was 50% owned by Nisan, our CEO and co-owner of PrivCo, our controlling shareholder, for $75,000. Nisan believed there to be long-term value in his involvement with GreenBox, therefore, Nisan and Firmness’s other owner, Marlena Chang Sharvit, agreed that Nisan would forgo any compensation contemplated or realized by the transaction, and that Sharvit would receive the entire consideration paid to Firmness.

America 2030 Capital Limited and Bentley Rothschild Capital Limited

On or about July 30, 2018, Nisan and Errez, our sole officers and directors, and the majority owners of PrivCo, each entered into a separate Master Loan Agreement (each an “MLA”): Errez with America 2030 Capital Limited (“America 2030”) and Nisan with Bentley Rothschild Capital Limited (“Bentley”), a company affiliated with America 2030, both located in Nevis, West Indies. Each MLA was for a $5,700,000 loan, at 5.85% interest, maturing in ten years.

Per the MLAs’ terms, Nisan and Errez caused PrivCo to transfer 1,600,000 shares of our Common Stock, valued at $2,144,000 at close of trading on the day of issuance, as "Transferred Collateral" from controlling owners of PrivCo. The transfer occurred on or about August 1, 2018. To date, there has been no funding under either of the MLAs.

Charitable Contributions

During 2018, PrivCo made $13,355 in charitable donations to organizations in which Nate Errez (“Nate”) is a member, including sponsorship of the San Diego Kayak Team (a 501(c)(3) non-profit organization). Nate, the son of Errez, is a competitive athlete and races Surf Skis for the U.S. National Team.

Familial Relationships

We hired Dan Nusinovich (“Dan”) on or about February 19, 2018 as our Development and Testing Manager. Dan is the brother of Nisan, our CEO and Director. Subsequently, we entered into a Referral Commission Agreement with Dan in November 2018, which expired November 2019, under which Dan was to receive 10% of new business resulting from his direct introductions. To date, no new business has been generated by Dan, thus Dan has not been paid under the Referral Agreement. On or about June 18, 2019, we issued 160,000 shares of Common Stock to Dan, who was one of nine employees to receive a performance bonus in stock on that day. The shares were fully vested upon issuance and worth $16,000 on the day of issuance. We pay Dan approximately $96,000 per year.

We hired Liron Nusinovich on or about July 16, 2018 as our Risk Analyst. Liron is the brother of Nisan, our CEO and Director. On or about June 18, 2019, we issued 110,000 shares of Common Stock to Liron, who was one of nine employees to receive a performance bonus in stock on that day. The shares were fully vested upon issuance and worth $11,000, on the day of issuance. We pay Liron approximately $92,000 per year.

Pop N Pay, LLC

In addition to his employment with us, Dan owns 100% of Pop N Pay, LLC (“PNP”), a Delaware limited liability company, that he formed on August 20, 2018.

During the late summer of 2018, when both market opportunity and demand necessitated opening additional bank accounts to support our payment processing products and services, we turned to PNP to open new accounts, as a trustee, on our behalf. For his assistance, Dan, through his ownership of PNP, received approximately $3,000 (in addition to Dan’s salary) in early 2019, for services rendered in the fourth quarter of 2018.

Inadvertent Share Transfers

On or about December 27, 2018 and January 4, 2019, 1,085,000 shares of Common Stock, worth approximately $325,500 as of the close of trading on the days of issuance, were inadvertently transferred from PrivCo instead of being issued by us. Subsequently, on or about August 14, 2019, we issued 1,085,000 shares of Common Stock to PrivCo, as repayment of the shares that had been previously inadvertently transferred.

Majority Shareholder and Sole Directors

As of the date hereof, PrivCo owned approximately 68.6% of our Common Stock. Errez and Nisan are our sole officers and sole directors. Through their shared majority ownership of PrivCo, each of Errez and Nisan controlled, as of the date hereof, approximately 68.7%1 of our Common Stock.

1 Including 500,000 stock options each.

Haller Transactions

On April 30, 2020, in connection with an October 2019 asset purchase agreement between PrivCo and Sky Financial and Intelligence, LLC, a Wyoming limited liability company controlled by Kenneth Haller (“Sky Financial”), PrivCo transferred 17,000,000 shares of our Common Stock owned by PrivCo to Haller (the “Share Transfer”). Haller owns 100% of Sky Financial. PrivCo, pursuant to the October 2019 asset purchase agreement, purchased from Sky Financial proprietary technology to manage and scale large transactional volume.

Following the Share Transfer, PrivCo owned approximately 69% of our Common Stock. Through their shared majority ownership of PrivCo, each of Errez and Nisan controlled, following the Share Transfer, approximately 69% of our Common Stock. Following the Share Transfer, Haller owned approximately 9.6% of our Common Stock.

Sky Financial owns 68.4% of Charge Savvy, LLC (“Charge Savvy”), an Illinois limited liability company. Haller serves as one of three Managing Members of Charge Savvy, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). Charge Savvy, and their large network of agents (the “Haller Network”) is most visible as part of our operations, as Charge Savvy is the independent sales organization (“ISO”) through which revenue generated from Haller Network Agents is processed, under a contract between Sky Financial and MTrac Tech Corporation (“MTrac”), which in turn, has a contract with us.

Sky Financial owns 68.4% of Cultivate, LLC, an Illinois limited liability company (“Cultivate”). On or about December 17, 2018, we entered into a five year exclusive three-party license agreement with MTrac and Cultivate. The three Managing Members of Cultivate and Charge Savvy, owning the same percentages in each entity, subsequently decided to collect all revenue through Charge Savvy instead of Cultivate.

On July 31, 2020, we entered into a Loan Agreement with Charge Savvy for a no interest short-term bridge loan in the amount of $810,000 to finance our option to purchase 6,000,000 shares of Common Stock from RB Capital as provided in a January 2020 settlement agreement with RB Capital in exchange for 25,000 shares of our Common Stock. Charge Savvy assigned the payment of the 25,000 shares of our Common Stock to Haller. The bridge loan has since been repaid in full.

ITEM 2 – APPOINTMENT OF AUDITORS

The Board has approved the re-appointment of BF Borgers CPA, PC, as our independent auditors for our fiscal year ending December 31, 2020.

AUDIT FEES

The aggregate fees billed for the two most recently completed fiscal periods ended December 31, 2019 and December 31, 2018 for professional services rendered by our independent registered public accounting firm auditors for the audit of our annual consolidated financial statements, quarterly reviews of our interim consolidated financial statements and services normally provided by independent accountants in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year Ended December 31,
	2019	2018
Audit Fees (audit for original filings)	$58,000	$12,000
Audit Fees (audit for amended filings)
	$-	$34,560
Tax Fees	$-	$20,750
Total	$58,000	$67,310

In the above table, Audit Fees are fees billed by our external auditor for services provided in auditing our annual financial statements for the subject year. “Tax fees” are fees billed for professional services rendered for tax compliance, tax advice and tax planning. The audit fees include review of our interim financial statements and year-end audit.

Our Board, functioning as the audit committee, pre-approves all audit and permissible non-audit services. These services may include audit services, audit-related services, tax services and other services. Our Board approves these services on a case-by-case basis.

ITEM 3 – ADOPTION OF 2020 STOCK OPTION PLAN

As of June 19, 2020, the Board adopted the 2020 Incentive and Nonstatutory Stock Option Plan (the “2020 Stock Option Plan”).

SUMMARY OF THE 2020 STOCK OPTION PLAN

The following is a summary of the material features of the 2020 Stock Option Plan and is qualified in its entirety by reference to the full text of the 2020 Stock Option Plan, which is incorporated herein by reference. Capitalized terms used in this summary and not otherwise defined shall have the meaning set forth in the 2020 Stock Option Plan. Any stockholder who wishes to obtain a copy of the actual 2020 Stock Option Plan should refer to the section of this Information Statement entitled “Incorporation by Reference.”

Purpose of the Plan

The 2020 Stock Option Plan is intended to further our growth and financial success by providing additional incentives to selected employees, directors, and consultants to us and our subsidiaries so that such employees, directors, and consultants may acquire or increase their ownership in us. Stock options granted under the Plan may be either Incentive Stock Options or Nonstatutory Options.

Stock Subject to the Plan

There is reserved for issuance upon the exercise of options granted under the 2020 Stock Option Plan an aggregate of 20,000,000 shares of Common Stock. If any options granted expire or terminate without being exercised, the shares covered thereby will be added back to the shares reserved for issuance. The 2020 Stock Option Plan contains certain adjustment provisions relating to the stock dividends, stock splits and the like.

Administration of the Plan

The 2020 Stock Option Plan will be administered by the Board of Directors. The Board will have the full power to grant options, to determine the persons eligible to receive such options, and to determine the amount, type and terms and conditions of each such option.

Eligibility

The persons eligible to receive stock options shall be employees, directors, or consultants of the us or any of our Affiliates. The term consultant shall mean any person who is engaged by the us to render services and is compensated for such services. Incentive Stock Options may only be issued to our employees. Nonstatutory Options may be granted to directors or consultants who are not our employees.

Option Price

If an Option is granted to a 10% Holder, the Option Price will not be less than 110% of the fair market value of the Common Stock at the date the Option is granted.

Incentive Stock Options granted to a person who is not a 10% Holder will have an Option price of no less than 100% of the fair market value of the Common Stock at the date the Option is granted.

Nonstatutory Options granted to a person who is not a 10% Holder will have an Option price as determined by the Board at the date the Option is granted.

Our Board will determine fair market value; provided however, that if there is a public market for the stock, the fair market value per share shall be the average of the bid and asked prices on the date of grant of the Option, or if listed on a stock exchange, the closing price on such exchange on such date of grant.

The Option price is to be paid at the discretion of the Board, at either the time of grant or at the time of exercise (i) in cash or by check, (ii) by delivery of other Common Stock, provided such tendered stock was not acquired directly or indirectly from us, or, if acquired from us, has been held by the Optionee for more than six months, (iii) by a cashless exercise through a brother’s transaction on the market; (iv) by a net issuance of Common Stock; or (v) such other form of legal consideration permitted by federal and state law as may be acceptable to the Board.

Term and Exercise of Options

Any Option granted to a 10% Holder shall become exercisable over a period of no longer than five years. Any Option otherwise granted to an employee shall become exercisable over a period of no longer than ten years. No less than 20% of the shares covered by any Option granted shall become exercisable annually and no Option shall be exercisable, in whole or in part, prior to one year from the date it is granted unless the Board shall specifically determine otherwise. In no event shall any Option be exercisable after the expiration of ten years from the date it is granted.

Early Termination of Options

If Optionee’s status as an employee, director, or consultant shall terminate for any reason, then the Optionee shall have the right to exercise any vested Options, in whole or in part, for three months after such termination.

If an Optionee dies while employed or engaged as a director or consultant by us or an Affiliate, the portion of such Optionee’s Option or Options which were exercisable at the date of death may be exercised, in whole or in part, by the estate of the decedent or by a person succeeding to the right to exercise such Option or Options, at any time within the remaining term of the Option, but only to the extent, that Optionee could have exercised the Option as of the date of Optionee’s death.

Amendments to the Plan

The Board may, insofar as permitted by law, from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or revise or amend it. The Board must obtain shareholder approval for any Plan revision that would (i) increase the number of shares subject to the Plan, (ii) decrease the price at which Options may be granted, (iii) materially increase the benefits to Optionees, or (iv) change the class of persons eligible to receive Options under this Plan.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax aspects of grant and exercise of options, and the disposition of shares of Common Stock purchased pursuant to the exercise of options, under the 2020 Stock Option Plan. The summary reflects the current provisions of the Code and the regulations thereunder, is not intended to be exhaustive and does not describe state or local tax consequences.

Under the Code, we will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Optionees recognize pursuant to awards. For Optionees, the expected tax consequences of awards are as follows:

Incentive Stock Options

An Optionee will not recognize income upon the grant of an incentive stock option. There are generally no tax consequences to the Optionee upon exercise of an incentive stock option (except the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax). If the shares of Common Stock are not disposed of within two years from the date the incentive stock option was granted or within one year after the incentive stock option was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If both of these holding period requirements are not met, then a “disqualifying disposition” occurs and (i) the Optionee recognizes gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the incentive stock option and (ii) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

Nonstatutory Stock Options

A nonstatutory stock option is taxed when it is granted if the option has a “readily ascertainable fair market value” at the time of the grant.

An option that is actively traded on an established market at the time of the grant has a readily ascertainable fair market value, and will be taxed as soon as it is granted.

An option that is not actively traded on an established market has a readily ascertainable fair market value only if all of the following conditions are met: (1) the option is transferable; (2) the option must be exercisable immediately and in full when it is granted; (3) there can be no condition or restriction on the option that would have a significant effect on its fair market value; and (4) the fair market value of the option privilege must be readily ascertainable. These conditions are seldom satisfied and, thus, most nonstatutory stock options that are not traded on an established market do not have a readily ascertainable fair market value.

Options without readily ascertainable fair market value. If the nonstatutory option does not have a readily ascertainable fair market value, the grant of the option is not a taxable event. The purchase of the optioned stock triggers taxation. The optionholder recognizes ordinary income in the amount of the value of the stock purchased, minus any amounts paid for the stock or the option. The gain or loss recognized when the employee sells the stock is capital in nature.

Options with readily ascertainable fair market value. If a nonstatutory stock option is actively traded or has a readily ascertainable fair market value, the optionholder must recognize ordinary income in the amount of the fair market value in the year the option is granted even if the optionholder does not exercise the option. The optionholder is not taxed again, however, when he or she exercises the option and acquires the stock. He or she is taxed again when the stock is sold (capital gain or loss).

Term of the Plan

The 2020 Non-Employee Plan will terminate on June 19, 2030 and no options may be granted under the 2020 Stock Option Plan after that date.

Current Issuance

As of the Record Date, there have been 3,034,821 stock options issued under the 2020 Stock Option Plan with an exercise price of $0.065 and a termination date of June 24, 2025.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based solely on our review of the SEC’s EDGAR database, copies of such forms received by us, or written representations from certain reporting persons, we believe that all of the reports or transactions related to the beneficial ownership of our officers and directors and persons who own more than 10% of our common stock were not filed on a timely basis.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement. We incorporate by reference the following filings (except for information therein furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

-	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed on May 15, 2020 (the “Annual Report”); and

-	Our 2020 Incentive and Nonstatutory Stock Option Plan which was filed as Exhibit 4.1 to our Registration Statement on Form S-8 on July 9, 2020.

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed herein. The descriptions of the agreements contained in this Information Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain the documents incorporated by reference in this Information Statement, including the Annual Report, through our website, www.greenboxpos.com, and from the SEC at its website, www.sec.gov, or by contacting us at 619-631-4838 or ben@greenboxpos.com. Copies of the definitive agreements will also be made available to you without charge by contacting us at 619-631-4838 or ben@greenboxpos.com.

By Order of the Board of Directors,

/s/ Ben Errez

Ben Errez

Chairman and Director

STOCKHOLDER PROPOSALS

Our Annual Meeting of Stockholders for the fiscal year ended December 31, 2020 (the “2021 Annual Meeting”), if held, is expected to be held on or about June 30, 2021, and stockholders having proposals that they desire to present at our 2021 Annual Meeting of Stockholders should, if they desire that such proposals be included in our proxy statement and proxy relating to such meeting, submit such proposals in time to be received by us not later than January 15, 2021. To be included, all submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, and the Board directs the close attention of interested stockholders to that rule. Proposals should be mailed to Fredi Nisan, CEO, GreenBox POS, 8880 Rio San Diego Drive, Suite 102, San Diego, California 92108.

Dated: October 8, 2020

By Order of the Board of Directors,

/s/ Ben Errez

Ben Errez

Chairman and Director

EXHIBIT A

Majority Written Consent

in Lieu of Annual Meeting of Stockholders

MAJORITY WRITTEN CONSENT OF THE SHAREHOLDERS
OF

GREENBOX POS

a Nevada corporation

IN LIEU OF ANNUAL MEETING

The undersigned shareholders (the ”Shareholders”), constituting the majority of the Shareholders of GreenBox POS, a Nevada corporation (the “Company”), acting pursuant to the authority of Section 78.320(2) of the Nevada Revised Statutes and the Bylaws of the Company, and with the understanding that the execution of this consent is in lieu of holding the annual Shareholders’ meeting, do hereby adopt the following resolutions:

APPROVAL OF MINUTES

RESOLVED, that the minutes of the prior meetings and written consents of the Shareholders of this Company, there being no objections, corrections, or modifications thereto offered, are hereby approved and adopted.

ELECTION OF DIRECTORS

WHEREAS, the Directors nominated for re-election the following individuals to serve as Directors of the Company for the coming year:

Ben Errez, Chairman of the Board

Fredi Nisan

RESOLVED, that the following individuals are hereby elected to serve as Directors of the Company until the next annual meeting of Shareholders and until their successor(s) shall be elected and shall qualify:

Ben Errez, Chairman of the Board

Fredi Nisan

RATIFICATION OF OUTSIDE AUDITORS

RESOLVED, the undersigned ratify and approve the appointment of BF Borgers CPA, PC, as the Company’s independent outside auditors for the fiscal year ending December 31, 2020.

RATIFICATION OF STOCK OPTION PLAN

WHEREAS, the Directors have deemed it to be in the best interests of the Company to adopt a stock option plan (the “Plan”) for its employees, directors, and consultants with an authorized number of shares of Common Stock of the Company which may be granted under the Plan of 20,000,000; and

WHEREAS, the Directors have designed, directed the drafting of, reviewed, and approved, the Plan.

RESOLVED, that, the Plan is ratified and authorized by the Company effective as of June 19, 2020, and shall hereinafter be known as the “GREENBOX POS 2020 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN.”

RATIFICATION OF ACTIONS

RESOLVED, that all actions taken by the Officers and Directors of the Company since the last meeting of the Shareholders be, and they hereby are, ratified, approved and confirmed in all respects; except those acts which are violations of law, public policy or the fiduciary duty existing between said persons and the Company.

IN WITNESS WHEREOF, the undersigned Shareholders, constituting a majority of the Shareholders of the Company, have executed this Majority Written Consent as of September 9, 2020.

MAJORITY SHAREHOLDER:

	NUMBER OF SHARES HELD	PERCENTAGE OWNERSHIP

GREENBOX POS, LLC	124,735,244	68.6%

By: /s/ Ben Errez

Name: Ben Errez

Its: Managing Member

By: /s/ Fredi Nisan

Name: Fredi Nisan

Its: Managing Member